Exhibit 99.1

Massey Energy Completes $130 Million Asset-Based Credit Facility
Wednesday January 21, 4:30 pm ET

RICHMOND, Va., Jan. 21 -- Massey Energy Company (NYSE: MEE - News) today reported that it has entered into a new asset-based revolving credit facility, which provides for borrowings of up to $130 million, depending on the level of eligible inventory and accounts receivable. The facility replaces the Company's existing undrawn $80 million accounts receivable-based financing program. The new facility includes a $100 million sublimit for letters of credit. Initially, this facility will support $36 million of letters of credit previously supported by cash collateral. This new facility will provide the Company with increased liquidity and letter of credit capacity. The credit facility has a five-year term ending in January 2009.

This credit facility represents the completion of the Company's restructuring of its balance sheet, which began with the issuance of $132 million of 4.75% Convertible Senior Notes in May 2003 and a private offering of $360 million of 6.625% Senior Notes in November 2003.

Massey Energy Company, headquartered in Richmond, Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

FORWARD-LOOKING STATEMENTS: The foregoing release contains forward-looking statements. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. No assurance can be given that the proposed offering can be completed on acceptable terms. Additional information concerning factors that could cause actual results to differ materially from those in the forward- looking statements can be found in press releases as well as Massey's public filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K (as amended by Form 10-K/A for the year ended December 31,
2002) and its subsequently filed interim reports. Such filings are available either publicly, under the Investor Relations page of Massey's website, www.masseyenergyco.com, or upon request from Massey's Investor Relations
Department: (866) 814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact:
Investor Relations, Katharine W. Kenny, (804) 788-1824, of Massey or e-mail the Company.